Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS FOR

SERIES D CONVERTIBLE PREFERRED STOCK

OF

METROPCS, INC.

(Pursuant to Section 151(g) of the General Corporation Law

of the State of Delaware)

The undersigned, Roger D. Linquist, President and Chief Executive Officer of MetroPCS, Inc., a Delaware corporation (the “Company”), pursuant to the provisions of Sections 103 and 151(g) of the General Corporation Law of the State of Delaware, does hereby amend and restate the Certificate of Designations, Preferences and Rights for Series D Convertible Preferred Stock (the “Certificate of Designations”) originally filed with the Office of the Secretary of State of Delaware on July 14, 2000 to read in its entirety as set forth below. In amending and restating such Certificate of Designations I hereby state and certify that (1) no shares of the class or series have been issued and (2) pursuant to the authority expressly vested in the Board of Directors of the Company by the Certificate of Incorporation, as amended, the Board of Directors duly adopted the following resolution amending the previously filed Certificate of Designations to read in its entirety as follows:

That pursuant to Section 151 of the GCL, the following series of 3,000,000 shares of Preferred Stock designated as Series D Convertible Preferred Stock is hereby created and issued pursuant to the Securities Purchase Agreement, dated as of July 17, 2000, as amended by Amendment No. 1 thereto, dated as of November 13, 2000, by and among the Company and the Purchasers named therein (as so amended, the “Securities Purchase Agreement”):

RESOLVED that pursuant thereto, the Company hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the certificate of incorporation of the Company which are applicable to the Preferred Stock of all classes and series) as follows:

Section 1. Designation and Amount.

There shall be a series of Preferred Stock of the Company which shall be designated as “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”), having a par value of $0.0001 per share and a preference on liquidation as specified in Section 7 below. The number of shares constituting such series shall be 3,000,000, and such number of shares may be decreased (but not increased) by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, convertible notes, options or warrants or upon conversion of outstanding securities issued by the Company.

Section 2. Dividends and Distributions.

(a) The holders of shares of Series D Preferred Stock in preference to the holders of shares of all classes of Common Stock (the “Common Stock”) of the Company, and all other classes of equity securities of the Company, other than the Series C Preferred Stock, including any warrants, options or rights to acquire any such equity securities (collectively, “Junior Securities”), shall be entitled to receive out of funds legally available for the purpose, cumulative, annual dividends, in an amount per share (rounded to the next highest cent) equal to 6% per annum of the Liquidation Value (as defined in Section 6).

(b) Dividends shall begin to accrue and be cumulative on outstanding shares of Series D Preferred Stock from the date of issue of such shares. The Board of Directors may fix a record date for the determination of holders of shares of Series D Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

The Company shall not declare or pay any dividends in respect of any Junior Security or repurchase, redeem or acquire any Junior Security, or otherwise make a distribution or other payment in respect of any Junior Security, directly or indirectly, in cash, property, assets, rights, securities or other consideration unless, simultaneously with such declaration or payment, the Company shall pay to each holder of Series D Preferred Stock the sum of (i) all accrued but unpaid dividends on such holder’s Series D Preferred Stock, and (ii) the amount that such holder of Series D Preferred Stock would be entitled to received if all shares of Series D Preferred Stock had been converted to Class C Common Stock immediately prior to the record date for such payment, at the then current conversion price.

Section 3. Conversion Rights and Automatic Conversion.

(a) At the option of the holder thereof, any shares of Series D Preferred Stock may be converted into fully paid and nonassessable shares of Class C Common Stock of the Company at the conversion price with respect to such Series D Preferred Stock (herein called the “Conversion Price” with respect to such Series D Preferred Stock), determined as hereinafter provided, in effect at the time of conversion.

(b) Each share of Series D Preferred Stock shall automatically be converted into shares of Class C Common Stock at the Conversion Price at the time in effect for such Series D Preferred Stock immediately upon the earlier of (i) a Qualified Public Offering, (ii) the Company’s Class C Common Stock trading on a national securities exchange for a period of 30 consecutive trading days above a price which implies a market valuation of the Series D Preferred Stock in excess of twice the aggregate initial purchase price of the Series D Preferred Stock or (iii) the date specified in a written notice given to the Company by the holders of 66 2/3% of the then outstanding shares of Series D Preferred Stock (any conversion pursuant to the preceding clause (i), (ii) or (iii) an “Automatic Conversion”). Although such notice may be given by fewer than all of the holders of Series D Preferred Stock, it shall be binding on all such holders. “Qualified Public Offering” means an Initial Public Equity Offering which results in gross proceeds to the Company of at least $50 million in the aggregate, and which yields an adjusted equity valuation of two times the liquidation value of the Series D Preferred Stock.

(c) In the event that any shares of Series D Preferred Stock are converted, they shall be converted into the number of fully paid and non-assessable shares of Class C Common Stock obtained by dividing (i) the Liquidation Value (as defined in Section 6) plus accrued but unpaid dividends as of the date of conversion, by (ii) the Conversion Price for such Series D Preferred Stock. The Conversion Price for such Series D Preferred Stock, subject to adjustment from time to time as provided herein, initially shall be $338.39 per share. Assuming that the proposed 60-for-1 stock split with respect to the Company’s Class A, Class B and Class C Common Stock is consummated as approved by the Board of Directors of the Company on November 13, 2000, then in accordance with the terms hereof, the Conversion Price for the Series D Preferred Stock shall be adjusted to equal $5.64 per share.

(d) No fractional shares of Class C Common Stock shall be issued upon conversion of the Series D Preferred Stock. Instead of any fractional share of Class C Common Stock which would otherwise be issuable upon conversion of the Series D Preferred Stock (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction. The Company shall pay all issuance taxes, if any, incurred in respect to the issuance of Class C Common Stock on conversion.

(e) Other than in connection with an Automatic Conversion, any conversion of Series D Preferred Stock into Class C Common Stock shall be made by the surrender to the Company, at the office of the Company or at the office of the transfer agent for such shares, of the certificate or certificates representing the Series D Preferred Stock to be converted, duly endorsed or assigned (unless such endorsement or assignment shall be waived by the Company), together with a written request for conversion. The Company shall issue, as of the date of receipt by the Company of such surrender, shares of Class C Common Stock calculated as provided above and evidenced by a stock certificate delivered to the holder of the Series D Preferred Stock being converted as soon as practicable, but in any event no later than 10 business days, after the date of such surrender. The date of surrender and conversion of any Series D Preferred Stock shall be the date of receipt by the Company or its agent of such surrendered shares of Series D Preferred Stock.

(f) Following an Automatic Conversion, holders of Series D Preferred Stock shall surrender to the Company, at the office of the Company or at the office of the transfer agent for such shares, the certificate or certificates representing the Series D Preferred Stock so converted, duly endorsed or assigned (unless such endorsement or assignment shall be waived by the Company). The Company shall issue, as of the date of the Automatic Conversion, shares of Class C Common Stock calculated as provided above and evidenced by a stock certificate delivered to each holder of Series D Preferred Stock as soon as practicable, but in any event no later than 10 business days, after the date such holder surrenders its Series D Preferred Stock as provided above. The date of surrender and conversion of any Series D Preferred Stock shall be the date of receipt by the Company or its agent of such surrendered shares of Series D Preferred Stock.

(g) A number of authorized shares of Class C Common Stock sufficient to provide for the conversion of the Series D Preferred Stock and any dividends accrued thereon outstanding upon the basis hereinbefore provided shall at all times be reserved for such conversion. If the Company shall propose to issue any securities or to make any change in its capital structure which would change the number of shares of Class C Common Stock into which each share of Series D Preferred Stock shall be convertible as herein provided, the Company shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Class C Common Stock authorized and reserved for conversion of the outstanding Series D Preferred Stock on the new basis.

(h) Conversions of Series D Preferred Stock shall be subject to Section 4.2 of the Amended and Restated Stockholders Agreement dated as of July 17, 2000, as amended by Amendment No. 1 thereto dated as of November 13, 2000 (as so amended, the “Stockholders Agreement”), by and among the Company and the stockholders listed therein.

(i) Adjustments to Conversion Price. The Conversion Price in effect from time to time shall be subject to adjustment, as follows:

1) Stock Dividends, Subdivisions and Combinations. Upon the issuance of additional shares of Common Stock of any class, or other securities convertible into Common Stock, as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of the Common Stock, the Conversion Price shall, simultaneously with the happening of such dividend, subdivision or combination be adjusted by multiplying the then effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 3(i)(1) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

2) Sale of Common Stock. In the event the Company shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Company’s treasury but excluding (i) shares of Common Stock (or options to purchase shares) issued or to be issued to officers, directors, employees, consultants or agents of the Company under stock and option plans or arrangements approved by the Compensation

Committee of the Board of Directors and (ii) shares of Common Stock issued or to be issued pursuant to any conversion of Series D Convertible Preferred Stock (collectively, the “Excluded Shares”)), for a consideration per share of Common Stock less than the greater of the Conversion Price or the Fair Market Value (as defined below) in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange for each share of Series D Convertible Preferred Stock shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

(i) the numerator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding convertible preferred stock, options, warrants, rights or other convertible securities), plus (y) the number of shares of Common Stock which the net aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price or Fair Market Value, if greater (prior to adjustment), and

(ii) the denominator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock, issuable upon conversion or exercise of any outstanding convertible preferred stock, options, warrants, rights or convertible securities), plus (y) the number of such additional shares of Common Stock so issued.

“Fair Market Value” means, with respect to a Share, on any Business Day:

(a) if the Common Stock is publicly traded at the time of determination, the value determined by multiplying the number shares of Common Stock into which all shares of Series D Preferred Stock are then convertible in accordance with the terms hereof by the average of the closing prices for the Common Stock on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the NASDAQ system as of the close of trading on such day, or if on any day such security is not quoted in the NASDAQ system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which “Fair Market Value” is being determined and the twenty (20) consecutive Business Days prior to such day;

(b) if the Common Stock is being registered pursuant to an initial public offering, for purposes of determining the adjustment to Conversion Price in accordance with the terms hereof in connection with such liquidity event and for disclosure purposes for the registration statement relating to such public offering, Fair Market Value of the Series D Preferred Stock will be determined by reference to the midpoint of the range of the initial public offering price to the public as reflected on the applicable registration statement; provided, that such adjustment to Conversion Price will be further adjusted in accordance with the terms hereof to reflect the Fair Market Value by reference to the initial public offering price on the day that the applicable registration statement is declared effective by the Securities and Exchange Commission;

(c) if the Common Stock is not publicly traded at the time of determination then, the Fair Market Value of the Series D Preferred Stock will be the fair value of the Series D Preferred Stock as determined in good faith by the Board of Directors.

3) Sale of Options, Rights or Convertible Securities. In the event the Company shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock (other than any options or warrants for Excluded Shares and other than shares of Series D Preferred Stock issued upon conversion of any of the Company’s 6% Subordinated Convertible Notes due 2002), or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms on the date issued) less than the greater of Fair Market Value or the Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, the Conversion Price in effect immediately prior to the issuance of such options, warrants or rights or securities shall be reduced to an amount determined by multiplying such Conversion Price by a fraction:

(i) the numerator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding convertible preferred stock, options, warrants, rights or convertible securities), plus (y) the number of shares of Common Stock which the total amount of consideration received by the Company for the issuance of such options, warrants, rights or convertible securities, plus the minimum amount set forth in the terms of such security as payable to the Company upon the exercise or conversion thereof (the “Net Aggregate Consideration”) would purchase at the Conversion Price or the Fair Market Value, if greater, prior to adjustment, and

(ii) the denominator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding convertible preferred stock, options, warrants, rights or convertible securities), plus (y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted on the date issued.

4) Expiration or Change in Price. If the conversion price per share provided for in any options or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock, changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options or convertible securities provided for such changed consideration per share (determined as provided in Section 3(i)(3) hereof), at the time initially granted, issued or sold; provided, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, rights or securities had not been issued. No adjustment of the Conversion Price shall be made under this Section 3(i)(4) upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Conversion Price shall be disregarded and rescinded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect immediately prior to the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

5) Mergers and Other Reorganizations. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 3(i)) or a merger or consolidation of the Company with or into another Company or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Preferred Stock the number of shares of stock or other securities or property of the Company or of the successor Company resulting from such merger or consolidation or sale, to which a holder of Class C Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Series D Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section

3(i) (including without limitation provisions for adjustment of the Conversion Price and the number of shares purchasable upon conversion of the Series D Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Series D Preferred Stock.

6) Notice of Adjustments. Concurrently with any of the adjustments set forth in this Section 3(i), the Company shall provide written notice thereof to each holder of record of Series D Preferred Stock.

Section 4. Voting Rights.

(a) The holders of shares of Series D Preferred Stock shall have the right to vote together as a class with holders of shares of the Company’s Class C Common Stock on all matters that may properly come before the holders of shares of the Company’s Class C Common Stock, with each share of Series D Preferred Stock having such voting rights as it would have if such share had been converted to Class C Common Stock in such manner as provided in this Certificate of Designations immediately prior thereto; provided, however, that the holders of the outstanding shares of Series D Preferred Stock shall have the exclusive right (the “Special Voting Right”) voting separately as a class, with respect to certain matters that are specified in Section 3.1 of the Stockholders Agreement.

(b) The Special Voting Right may be exercised initially either at a special meeting of the holders of Series D Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders, or by the written consent of the holders of outstanding shares of Series D Preferred Stock.

(c) [Reserved]

(d) At any meeting held that involves the Special Voting Right, including a meeting for the purpose of electing directors, the presence (in person or by proxy) of the holders of 66 2/3% of the then issued and outstanding shares of the Series D Preferred Stock shall be required and shall be sufficient to constitute a quorum of such class for the exercise of the Special Voting Right. At any stockholder meeting or adjournment thereof (i) the absence of a quorum of holders of the Series D Preferred Stock shall not prevent the election of directors other than the directors to be elected by such holders and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the directors to be elected by the holders of the Series D Preferred Stock pursuant to the exercise of the Special Voting Right and (ii) in the absence of a quorum of holders of any class of stock entitled to vote for the election of directors, a majority of the holders present (in person or by proxy) of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 5. Reacquired Shares.

Any shares of Series D Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever or surrendered for conversion hereunder shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(a) “Liquidation Value” of the Series D Preferred Stock shall be $100 per share. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock unless, prior thereto, the holders of shares of Series D Preferred Stock shall have received per share, the Liquidation Value plus the greater of (i) the amount of all accrued and unpaid dividends and distributions thereon, and (ii) the amount that would have been paid in respect of each share of Series D Preferred Stock had such share been converted into Class C Common Stock immediately prior to such liquidation at the then current conversion price (the “Series D Liquidation Preference”).

(b) In the event there are not sufficient assets available to permit payment in full of the Series D Liquidation Preference plus accrued but unpaid dividends, then all of the assets available for distribution shall be distributed ratably to the holders of Series D Preferred Stock in proportion to the amount that would be paid to such holders if such assets were sufficient to permit payment in full.

(c) For purposes of this Section 6, a liquidation, dissolution or winding up of this Company shall be deemed to be occasioned by, or to include (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, issuance of new securities or transfer of issued and outstanding securities) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or (b) a sale or other disposition of all or substantially all of the assets of the Company, unless, in any event, within 30 days after delivery of written notice of any such transaction by the Company to the holders of the Series D Preferred Stock, the holders of 66 2/3% of the shares of the Series D Preferred Stock then outstanding provide the Company with written notice that such transaction shall not be deemed a liquidation, dissolution or winding up of the Company for purposes of this Section 6. The Company shall give each holder of the Series D Preferred Stock written notice of any transaction referenced in subclauses (a) and (b) of this Section 6(c) no less than 30 days prior to the occurrence thereof.

Section	7. Redemption.

(a) Upon (a) the occurrence of an uncured Event of Noncompliance (as defined below), and within ninety (90) days after the date on which the Company receives a written request from the holders of not less than sixty six and two-thirds percent (66 2/3%) of the then outstanding shares of Series D Preferred Stock, voting together as a single class, that all or some of such holders’ shares be redeemed (the

“Redemption Date”), and concurrently with surrender by such holders of the certificates representing such shares, the Company shall, to the extent it may lawfully do so, redeem the shares specified in such request by paying in cash therefor a sum per share equal to the Series D Liquidation Preference plus accrued but unpaid dividends (the “Redemption Price”). Although the Company shall be required to redeem the shares of Series D Preferred Stock specified by the holders participating in the written request for redemption, no Holder shall be required to participate in such request or to tender its shares for redemption.

(b) The Company shall be required to redeem, and the holders will be required to surrender for redemption, all outstanding shares of Series D Preferred Stock on July 17, 2015, in exchange for payment of the then current Series D Liquidation Preference of such shares plus accrued but unpaid dividends.

Section 8. Ranking.

The Series D Preferred Stock shall rank on a parity as to dividends and upon liquidation, dissolution or winding up with the Series C Preferred Stock and shall rank senior as to dividends and redemption, and upon liquidation, dissolution or winding up to all other shares of common or preferred stock issued by the Company whether previously or subsequently issued.

Section 9. Fractional Shares.

Series D Preferred Stock may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series D Preferred Stock.

Section 10. Transfer and Exchange.

Upon surrender of any shares of Series D Preferred Stock at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of such Series D Preferred Stock or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Series D Preferred Stock or part thereof), the Company shall execute and deliver, at the Company’s expense, one or more new shares of Series D Preferred Stock (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Series D Preferred Stock. Each such new share of Series D Preferred Stock shall be payable to such Person as such Holder may request and shall be substantially in the form specified herein.

Section	11. Replacement of Series D Preferred Stock.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Series D Preferred

Stock, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Series D Preferred Stock is, or is a nominee for, the original Purchaser, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new share of Series D Preferred Stock.

Section 12. Securities Purchase Agreement.

The Series D Preferred Stock will be issued pursuant to, and shall be subject to the terms of, the Securities Purchase Agreement. All terms used in this Certificate of Designations, but not otherwise defined herein, shall have the meaning assigned to them in the Securities Purchase Agreement.

Section 13. Stockholder Agreement.

Each Holder of the Series D Preferred Stock shall, be deemed to be a “Stockholder” under the Stockholders Agreement, including, without limitation, for purposes of the restrictions on transfer and the registration rights granted therein, regardless of whether such Holder shall have executed the Stockholders Agreement.

Section 14. Events of Noncompliance.

In the event that the Company shall fail to comply with any covenant or obligation of the Company set forth in the Securities Purchase Agreement, the Stockholders Agreement, or this Certificate of Designations, or breach any representation or warranty of the Company under any of the foregoing documents and such failure or breach has a material adverse effect upon the interests of the Holders (in each instance, an “Event of Noncompliance”), and any explicit cure periods for such events shall have lapsed, then, in addition to any other rights which the holders of Series D Preferred Stock may have hereunder or thereunder, and in lieu of the 6% dividends normally accruing, each share of Series D Preferred Stock shall accrue cumulative dividends at a rate of 10% per annum of the then-current Series D Liquidation Preference plus accrued but unpaid dividends.

IN WITNESS WHEREOF, I have executed and subscribed this Amended and Restated Certificate of Designations, Preferences and Rights for Series D Convertible Preferred Stock and do affirm the foregoing as true under penalties of perjury this 20th day of November 2000.

/s/ Roger D. Linquist
Name:	Roger D. Linquist
Title:	President and Chief Executive Officer
Attest:

/s/ Dennis G. Spickler
Name:	Dennis G. Spickler
Title:	Assistant Secretary